UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 29, 2008
BLUELINX HOLDINGS INC.
(Exact name of registrant specified in its charter)

Delaware	001-32383	77-0627356

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 Wildwood Parkway, Atlanta, Georgia	30339

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (770) 953-7000
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-99.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On October 30, 2008, BlueLinx Holdings Inc. (the “Company”), announced that its board of directors has appointed George R. Judd, to serve as the Company’s chief executive officer and president, effective November 1, 2008. Mr. Judd succeeds Howard S. Cohen, who has served as interim chief executive officer since March 2008. Under the terms of Mr. Cohen’s employment agreement with the Company, his tenure as interim chief executive officer expires with the retention of a permanent replacement and his employment agreement is terminated. Mr. Cohen will continue to serve in his capacity as executive chairman of the Company’s board of directors. In connection with his appointment as chief executive officer, Mr. Judd was also selected to serve as a member of the Company’s board of directors effective October 29, 2008. The press release announcing Mr. Judd’s appointment as chief executive officer is attached hereto as Exhibit 99.1.
     Mr. Judd, 47, has served as our president and chief operating officer since our formation in May 2004. Prior to that time, he worked for Georgia-Pacific Corporation in a variety of positions managing both inside and outside sales and national accounts, including vice president of sales and eastern operations since 2002. From 2000 until 2002, Mr. Judd served as vice president of the north and midwest regions of the Distribution Division of Georgia-Pacific Corporation, and as vice president of the southeast region from 1999 to 2000. Mr. Judd serves on the board of the Building Products Institute in Washington, D.C., and he is past chair of the National Lumber & Building Material Dealers Association. He also serves on the board of the Girl Scouts of Georgia. He currently is chair of the Design and Construction Committee building the new Girl Scouts headquarters, and serves on the “Coming Home” capital campaign committee. He graduated from Western Connecticut State University in 1984 with a Bachelor’s degree in Marketing.
     We entered into an employment agreement with Mr. Judd, a copy of which is attached hereto as Exhibit 10.1, effective November 1, 2008 (the “Employment Agreement”). The Employment Agreement expires on November 1, 2010, except that it will be renewed automatically for an additional one-year period unless ninety days prior written notice is given by either party in advance of any one-year period. The Employment Agreement provides that, in his new capacity, Mr. Judd will receive a base salary at the rate of $600,000 per year. Mr. Judd shall also be eligible to receive an annual bonus pursuant to the terms of our annual bonus plan, with the annual bonus potential to be a target of 100% of his base salary up to a maximum of 200% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee in advance for each fiscal year in accordance with the terms of the applicable bonus plan. In addition, the Employment Agreement provides that Mr. Judd is eligible to participate in all benefit programs for which senior executives are generally eligible.
     Under his Employment Agreement, the Company may terminate Mr. Judd’s employment for cause or without cause. If Mr. Judd’s employment is terminated without cause or he resigns for good reason, the Employment Agreement provides Mr. Judd with, among other things, payment equal to one time his annual base salary in effect immediately prior to the date of termination, plus one time the cash bonus amount received by Mr. Judd for the fiscal year prior to the year of the termination of his employment, payable in twelve equal monthly installments commencing six months after the date of termination.
     The Employment Agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of eighteen months following his date of termination in the event executive is terminated without cause, he voluntarily resigns or resigns for good reason, or the employment period ends. The Employment Agreement supercedes and preempts Mr. Judd’s Severance Agreement with the Company dated May 7, 2004.
     The foregoing description is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
     In connection with Mr. Cohen’s continuing role as executive chairman and upon recommendation of the Compensation Committee, the Board has approved Mr. Cohen’s annual base salary remain at $750,000. Mr. Cohen will no longer be eligible to participate in the Company’s bonus plans. The annual compensation is being provided to Mr. Cohen in lieu of the compensation arrangements applicable to non-employee directors and takes into consideration the additional time and commitment attendant to the duties of the position of executive chairman.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description

10.1	Employment Agreement between BlueLinx Corporation and George R. Judd, dated October 29, 2008, effective November 1, 2008.

99.1	Press Release dated October 30, 2008, announcing appointment of George R. Judd as Chief Executive Officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC.
By:	/s/ Matthew R. Nozemack
Matthew R. Nozemack
Secretary

Dated: November 4, 2008

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement between BlueLinx Corporation and George R. Judd, dated October 29, 2008, effective November 1, 2008.

99.1	Press Release dated October 30, 2008, announcing appointment of George R. Judd as Chief Executive Officer.